Exhibit 2

AMENDMENT TO SCRIPPS FAMILY AGREEMENT

The E. W. Scripps Company, an Ohio corporation (the “Company”), and the undersigned (the “Family Shareholders”) are parties to the Scripps Family Agreement, dated October 15, 1992, as amended (the “Family Agreement’).

WHEREAS, the Company believes it would be in the best interests of its shareholders to acquire the television and radio broadcast properties (the “Journal Broadcast Properties”) of Journal Communications, Inc., a Wisconsin corporation (“Journal”);

WHEREAS, among the Journal Broadcast Properties, Journal owns a television station and an AM/FM radio station in Milwaukee, Wisconsin (the “Milwaukee Broadcast Properties”);

WHEREAS, in addition to the Milwaukee Broadcast Properties, Journal owns, pursuant to an exemption from the television/radio and newspaper cross-ownership prohibition under the rules of the Federal Communications Commission (the “FCC”), a daily newspaper in Milwaukee, Wisconsin, published under the masthead Milwaukee Journal Sentinel, as well as several community newspapers in Wisconsin (collectively, with the Milwaukee Journal Sentinel, the “Journal Newspapers”);

WHEREAS, Journal’s television/radio and newspaper cross-ownership exemption is not transferable to a new owner of the Journal Broadcast Properties and the Journal Newspapers, and thus the Company cannot own both the Milwaukee Journal Sentinel and the Journal Broadcast Properties;

WHEREAS, to facilitate the Company’s acquisition of the Journal Broadcast Properties, the Company and certain of its subsidiaries, and Journal and certain of its subsidiaries, have entered into a Master Transaction Agreement, dated July 31, 2014 (the “Transaction Agreement”) that is designed to address the aforesaid cross-ownership issue in a way that will enable the Company to own the Journal Broadcast Properties, including the Milwaukee Broadcast Properties, but not the Journal Newspapers;

WHEREAS, the Transaction Agreement contemplates the following transactions (the “Transactions”): (i) the spin-off by Journal to its shareholders (the “Journal Shareholders”) of the stock of a company owning, directly or indirectly, the Journal Newspapers (“Journal Spinco”); (ii) the spin-off by the Company to its shareholders (the “Scripps Shareholders”) of the stock of a company (“Scripps Spinco”) owning, directly or indirectly, all of the newspaper properties in which the Company or its subsidiaries own interests; (iii) the mergers of Journal Spinco and Scripps Spinco with separate subsidiaries of Boat NP Newco, Inc., Wisconsin corporation, currently owned by the Company and Journal, to form a new publicly traded newspaper company (“Journal Newspaper Newco”); and (iv) following consummation of Transactions (i), (ii) and (iii), the merger of Journal into a wholly owned subsidiary of the Company pursuant to which the Company will acquire the Journal Broadcast Properties;

WHEREAS, in consummation of Transactions (i), (ii), and (iii), Journal Newspaper Newco will issue the same class of common shares to the Journal Shareholders as it does to the Scripps Shareholders (including the Family Shareholders, who will thus not control Journal Newspaper Newco), to facilitate compliance with the rules of the FCC, including the television/radio and newspaper cross-ownership rules;

WHEREAS, in consummation of Transaction (iv), the Company will issue Class A Common Shares to the Journal Shareholders pursuant to the merger of Journal into a wholly owned subsidiary of the Company, and following such merger, the Family Shareholders will continue to control the Company as the owners of the currently outstanding Common Voting Shares of the Company;

WHEREAS, to assist in demonstrating to the FCC that the Family Shareholders do not control Journal Newspaper Newco and to thereby facilitate the consummation of the Transactions, the Company and the Family Shareholders believe it to be in their mutual best interests to amend the Family Agreement to provide that any and all shares of Journal Newspaper Newco to be owned by the Family Shareholders will not be subject to the Family Agreement;

NOW, THEREFORE, in consideration of the mutual agreements set forth hereinabove, and intending to be legally bound hereby, each Family Shareholder hereby agrees as follows:

1. Section 17(a)(ii) of the Family Agreement is hereby amended by adding at the end thereof the following sentence: “Notwithstanding anything to the contrary set forth in this Section 17(a)(ii), the Family Agreement shall not apply to any shares of capital stock of any entity (or successor entity) owning the newspapers published by the Company or its subsidiaries and the newspapers published by Journal Communications, Inc. or its subsidiaries, including the Milwaukee Journal Sentinel, that become owned by any Family Shareholder at any time hereafter, and such entity (or successor entity) shall not be considered a successor or spun-off subsidiary as such terms are used in this Section 17(a)(ii).”

2. Except as amended hereby, the Family Agreement remains in full force and effect.

3. If the Transactions are not consummated on or before December 31, 2015, this 2014 Amendment shall be null and void.

Executed on July 31, 2014.

THE E. W. SCRIPPS COMPANY

By:	/s/ William Appleton
William Appleton
Senior Vice President and General Counsel

FAMILY SHAREHOLDERS:

Adam R. Scripps Edward W. Scripps, Jr. Jimmy R. Scripps Margaret E. Scripps (Klenzing) Marilyn J. Scripps (Wade) William A. Scripps Rebecca Scripps Brickner

FAMILY SHAREHOLDERS (cont’d)

Corina S. Granado
Mary Ann S. Sanchez
Scripps Family 1992 Revocable Trust, Dated 06-09-92 - William H. Scripps
Virginia S. Vasquez
Charles E. Scripps, Jr.
Peter M. Scripps
Barbara Victoria Scripps Evans
Paul K. Scripps
Peter R. La Dow
John P. Scripps Trust under agreement dated 2/10/77 FBO Barbara
Scripps Evans
John P. Scripps Trust FBO Paul K. Scripps under agreement dated 2/10/77
John P. Scripps Trust under agreement dated 2/10/77 FBO Peter M. Scripps
John P. Scripps Trust Exempt Trust under agreement dated 2/10/77
Douglas A. Evans 1983 Trust
John Peter Scripps 1983 Trust
Ellen McRae Scripps 1983 Trust
John P. Scripps Trust FBO Douglas A. Evans under agreement dated 12/28/84
John P. Scripps Trust FBO Ellen McRae Scripps under agreement dated 12/28/84
John P. Scripps Trust FBO John Peter Scripps under agreement dated 12/28/84
The Marital Trust of the La Dow Family Trust (subtrust of La Dow Family Trust)
Victoria S. Evans Trust under agreement dated 5/19/2004
Anne M. La Dow Trust under Agreement dated 10/27/2011
Douglas A. Evans
Thomas S. Evans
Julia Scripps Heidt
Charles Kyne McCabe
J. Sebastian Scripps
Wendy E. Scripps
Cynthia J. Scripps
Mary Peirce
Eaton M. Scripps
Anne La Dow
Molly E. McCabe
Elizabeth A. Logan
Nackey E. Scagliotti
Eli W. Scripps
Gerald J. Scripps
Jonathan L. Scripps

FAMILY SHAREHOLDERS (cont’d)

John P. Scripps
Megan Scripps Tagliaferri
Estate of Edith L. Tomasko
Amendment to Scripps Family Agreement, dated July 31, 2014
Estate of Robert P. Scripps, Jr.
Ellen McRae Scripps Kaheny
Thomas S. Evans Irrevocable Trust under agreement dated 11/13/12
La Dow Family Trust under agreement dated 6/29/2004
The Peter M. Scripps Trust under agreement dated 11/13/2002
The Paul K. Scripps Family Revocable Trust
Careen Cardin
Cody Dubuc
Kathy Scripps
Samuel D.F. Scripps
Welland Scripps
Wesley Scripps
William A. Scripps Jr
John Peter Scripps 2013 Revocable Trust
R. Michael Scagliotti
Charles L. Barmonde
Anthony S. Granado
Ellen Granado
Geraldine Scripps Granado
Manuel E. Granado
Raymundo H. Granado Jr.

By:	/s/ Eaton M. Scripps
Eaton M. Scripps, Attorney-in-Fact for the Family Shareholders listed above on pages 2, 3, and 4 hereof